TIMET AND UNITED TECHNOLOGIES CORPORATION ENTER INTO NEW LONG-TERM SUPPLY AGREEMENT

DALLAS, TEXAS . . . September 12, 2007 . . . Titanium Metals Corporation (“TIMET”) (NYSE: TIE) announced today that it has entered into a new, long-term titanium supply agreement with United Technologies Corp. (“UTC”) (NYSE:UTX) and its Pratt & Whitney, Pratt and Whitney Canada, Sikorsky Aircraft Corporation, and Hamilton Sundstrand operating units.  The ten-year agreement, effective as of January 1, 2007, provides for TIMET’s supply of titanium products to UTC for commercial and military aircraft and aircraft engines.  Total revenues over the term of the agreement are estimated to be in excess of $700 million.  Pursuant to the agreement, TIMET will continue to be a primary supplier of titanium requirements for UTC’s aircraft and aircraft engines.

Steven L. Watson, CEO and Vice Chairman of the Board of Directors of TIMET, noted, “This new agreement extends our longstanding strategic relationship with UTC and its aerospace divisions.  We believe this new agreement further demonstrates TIMET’s position as the industry-leading supplier of quality titanium products for use in aircraft engines and rotorcraft applications.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information.  Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “should,” “could,” “anticipates,” “expects,” “estimates” or comparable terminology or by discussions of strategy or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium metals and commercial aerospace industries, global economic and political conditions, changes in global productive capacity, the performance of TIMET, its customers and suppliers under long-term agreements, changes in customer inventory levels, changes in product pricing and costs, changes in foreign currency exchange rates, availability of raw materials, competitive products, strategies and technologies, operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the outcome of litigation and other risks and uncertainties detailed in the TIMET’s Securities and Exchange Commission filings.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  TIMET disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information concerning TIMET is available on its website at www.timet.com.

United Technologies, based in Hartford, Connecticut, is a diversified company providing high technology products and services to the global aerospace and building industries.

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